Exhibit 21.1

Subsidiaries of Prosperity Bancshares, Inc.

Name of Subsidiary	Jurisdiction of Incorporation

GNB Leasing Co.	Texas
Prosperity Holdings of Delaware, LLC	Delaware
Prosperity Bank®	Texas
Prosperity Statutory Trust II	Connecticut
Prosperity Statutory Trust III	Connecticut
Prosperity Statutory Trust IV	Connecticut
Prosperity Interim Corporation	Texas
MainCorp Leasing Co.	Texas
SNB Statutory Trust II	Connecticut
SNB Capital Trust III	Connecticut
SNB Capital Trust IV	Connecticut
TXUI Statutory Trust I	Connecticut
TXUI Statutory Trust II	Delaware
TXUI Statutory Trust III	Connecticut
TXUI Statutory Trust IV	Delaware